United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPESION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number: 0-15512

                                  ALPNET, Inc.
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             (Exact Name of Registrant as specified in its charter)

             4460 South Highland Drive, Suite #100, Salt Lake City,
                         Utah, 84124-3543. 801.273.6631
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    (Address, including zip code, and telephone number, including area code, of registrant's principal execute offices)

                           Common Shares, no par value
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           (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the  box(es) to  designate  the  appropriate  provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)  [ x ]                   Rule 12h-3 (b) (1) (i) [ x ]
Rule 12g-4 (a) (1) (ii) [   ]                   Rule 12h-3 (b) (1) (ii)[   ]
Rule 12g-4 (a) (2) (i)  [   ]                   Rule 12h-3 (b) (2) (i) [   ]
Rule 12g-4 (a) (2) (ii) [   ]                   Rule 12h-3 (b) (2) (ii)[   ]
                                                Rule 15d-6             [   ]

Approximate number of holders of record as of the certification or notice date:
One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, ALPNET, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 1, 2002
                                                      By:    /s/ Alasdair Gordon
                                                             -------------------
                                                      Name:  Alasdair Gordon
                                                      Title: Secretary